Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Heather A. Rollo
702.263.2583

PROGRESSIVE GAMING INTERNATIONAL REPORTS OPERATING RESULTS FOR THIRD QUARTER

OF FISCAL 2006

REPORTS HIGHEST LEVEL OF SYSTEMS REVENUES IN THE COMPANY’S HISTORY

LAS VEGAS—(BUSINESS WIRE)—Nov. 6, 2006—Progressive Gaming International Corporation(R) (NASDAQ:PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced today that it reported a net loss of $3.3 million, or $0.09 per share, for the quarter ended September 30, 2006, including charges of stock compensation expense of $0.9 million or $0.03 per share.

Revenues in the third quarter of 2006 were $20.6 million, representing an increase of 35% over the second quarter of 2006 and 22% over the third quarter of 2005. The increase was primarily a result of continued growth in the Company’s systems business and higher licensing revenues.

Systems revenues in the third quarter of 2006 were $13.6 million, representing an increase of 19% over the second quarter of 2006 and 41% over the third quarter of 2005. This marks the highest level of systems revenues in the Company’s history. Systems revenues increased as a result of growth in product installations and ongoing daily fees as well as higher licensing revenues. In September 2006, the Company installed its CasinoLink(R) systems and the new 13.56MHz RFID systems for fraud detection in key Macau properties. These installations were the first tranche of planned multi-phase projects that utilize RFID gaming chips within a complex system. As a result, revenue growth is expected to continue in Macau and other key international jurisdictions. In September 2006, the Company commenced its planned North America installations of CasinoLink(R) Jackpot System (CJS(TM)) and Table iD(TM) (a product of the Intelligent Table System(TM) initiative). These scheduled installations are expected to drive systems revenues in the fourth quarter of 2006.

Slot and Tables revenues were $7.0 million in the third quarter of 2006 compared to $3.8 million in the second quarter of 2006. Excluding the $3.5 million table patent license agreement with Shuffle Master, Inc., slot and table revenues were relatively consistent with revenues in the first and second quarter of 2006. The Company’s table games installed base increased by approximately 50 games over the second quarter of 2006. Table games revenue is expected to increase in 2007 with the roll-out of the progressive version of Texas Hold’em Bonus(R)/World Series of Poker(R) in major North American jurisdictions and Progressive Baccarat(TM) and Caribbean Stud Poker(R) in international jurisdictions, namely Macau.

Gross margins in the third quarter of 2006 were 63%, compared to 48% in the third quarter of 2005. Gross margins improved as a result of higher licensing, an increase in higher margin systems sales and a larger recurring revenue base resulting from systems installations.

Excluding non-cash stock compensation expense of $0.9 million, earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.1 million in the third quarter of 2006 compared to $1.1 million in the third quarter of 2005. EBITDA improved in the third quarter of 2006 primarily as a result of increased revenues and higher margins.

The net loss for the quarter ended September 30, 2006 was $3.3 million or $0.09 per share. On a comparative basis excluding stock compensation expense, the net loss for the third quarter of 2006 was $0.07 per share compared to a net loss of $0.08 per share in the third quarter of 2005.

Revenues for the nine months ended September 30, 2006 were $52.8 million compared to $53.8 million in the same period in 2005. Systems revenues for the nine months ended September 30, 2006 increased by approximately $10.1 million, or 35% compared to the same period in 2005. However, this increase was offset by lower slot and table revenues resulting from the transition of our legacy slot route and lower average daily fees from our table games route due primarily to a higher mix of our non-progressive table games leases. This transition is in line with the Company’s previously stated plan to become a systems and technology company. We anticipate the daily fees from table games leases to increase once the progressive version of Texas Hold’em Bonus(R)/World Series of Poker(R) table game is approved in major gaming jurisdictions, such as Nevada, which is expected prior to the end of the year.

EBITDA for the nine months ended September 30, 2006 was approximately ($14.0) million and includes charges of $6.4 million related to severance, relocation, legal, tax and inventory reserves in the first half of 2006 and cumulative stock compensation expense of $4.8 million for the first nine months of fiscal 2006.

President and Chief Executive Officer Russel McMeekin stated: “Our systems business continues to grow quarter on quarter and year on year, as evidenced by our record quarter of systems revenues. Customer interest in our new products is stronger than ever and we plan to install our CJS(TM) product in over 15 locations with a major casino operator. Additionally, the installation of 13.56MHz RFID systems at two of the largest international casinos in the world is a testament to the commercial demand and success of these products. We believe we are on track to meet our planned installation schedule of approximately 3,000 CJS(TM) systems (not including installations in Pennsylvania where the Company recently was licensed as a manufacturer) and 1,000 table management systems and expect these products to drive incremental revenue growth in 2007 and beyond. Our international business continues to experience double digit growth as a result of our recent acquisitions of EndX and PitTrack and our long-standing experience and presence in the key gaming markets in Europe, the Baltics and Asia. We believe we are well positioned to be a market leader for key components of casino management systems in these rapidly growing markets. We also expect solid growth in our table games business with the roll-out of the progressive version of Texas Hold’em Bonus(R)/World Series of Poker(R) and Progressive Baccarat(TM) leveraging our CJS technology.”

McMeekin continued: “Our pipeline of new central server products is progressing well. We began our live field trial of the wireless version of Rapid Bet Live(TM) product at the Palms earlier this month.

This product is the first of its kind and could be approved for commercialization in less than 30 days. Additionally, we announced a key license agreement with Harrah’s for the World Series of Poker(R) for our “Peer to Peer” Texas Hold’em System for wired and wireless formats in all regulated gaming jurisdictions worldwide. These exciting products as well as others will be showcased at the upcoming G2E event later this month.”

Financial Outlook

Chief Financial Officer Heather A. Rollo stated: “With better visibility to our installation activities, we are providing an update regarding our fiscal 2006 revenue estimates. We believe we are on track with our planned installations and expect these installations combined with our existing baseline business to provide approximately $21 – $23 million of revenues in the fourth quarter of 2006. This would result in the achievement of fiscal 2006 revenue levels at the lower end of the range of our previously issued estimates. Our planned revenues for the fourth quarter of 2006 include a minimal amount of license revenues.”

Rollo continued: “As anticipated, we again began generating positive EBITDA in this fiscal quarter. We expect our cash from operations to provide the Company with the flexibility to operate the business and achieve our anticipated strategic initiatives. As a result, we expect to reserve a portion of our new debt facility to invest in future business opportunities if such initiatives arise. On November 1, we paid our semi annual interest of $2.7 million related to our senior notes and have maintained our cash position consistent with previous levels.”

All financial information discussed above is presented excluding the results of the interior sign division which was sold in May 2005.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants.

A conference call to discuss the Company’s operating results mentioned above will be hosted by management on November 7, 2006 at 11:00 AM ET, 8:00 AM PT. Interested parties may participate via teleconference by dialing 800-599-9816, passcode 25712786.

International parties may participate by dialing 617-847-8705, passcode 25712786. The teleconference will be webcast on the Company’s website at www.progressivegaming.net. A replay of the teleconference can be accessed for 30 days by dialing 888-286-8010, passcode 70779958, and international parties by dialing 617-801-6888, passcode 70779958, or on the Company’s website at www.progressivegaming.net.

The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non GAAP financial measures as defined by the SEC), if applicable.

About Progressive Gaming International Corporation(R)

Progressive Gaming International Corporation(R) is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution.

There is a Progressive Gaming International Corporation(R) product in virtually every casino in the world. For further information, visit www.progressivegaming.net.

TableLink, CasinoLink, Progressive Gaming International Corporation and Texas Hold’em Bonus are registered trademarks of Progressive Gaming International Corporation. World Series of Poker is a registered trademark of Harrahs (C)2006 Progressive Gaming International Corporation. All Rights Reserved

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expected installations and revenue growth from business in Macau and other international markets, anticipated installations of CJS, Table iD and central-server based gaming products for the fourth quarter of 2006, and related expectations regarding revenue trends for the systems business, potential growth in table revenues, anticipated demand for and performance of the Texas Hold’em Bonus(R) table game and related daily fee rates, expectations regarding regulatory approval and the roll-out of the Company’s central server-based gaming products, fourth quarter 2006 expectations with respect to revenue and cash flow from operations and the anticipated use of the Company’s credit facility. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of new products, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share amounts)	Three Months Ended September 30 (unaudited)		Nine Months Ended September 30 (unaudited)
	2006	2005	2006	2005
Revenues:
Slot and table games	$6,954	$7,189	$14,173	$25,282
Interior signage	—	—	—	5,252
Systems	13,636	9,648	38,598	28,502

Total revenues	20,590	16,837	52,771	59,036

Cost of revenues:
Slot and table games	3,394	3,563	10,155	9,578
Interior signage	—	—	—	3,832
Systems	4,156	5,212	14,521	13,423

Total cost of revenues	7,550	8,775	24,676	26,833

Gross profit	13,040	8,062	28,095	32,203
Selling, general and administrative expense	8,526	7,497	32,381	20,554
Research and development	3,293	2,003	9,742	5,738
Depreciation and amortization	2,362	865	6,817	3,318
Net gain on disposition of non-core assets	—	—	—	(2,536)
Gain on license of core intellectual property	—	(2,500)	—	(2,500)

	14,181	7,865	48,940	24,574

Operating income (loss)	(1,141)	197	(20,845)	7,629
Interest expense	(2,110)	(2,180)	(5,614)	(6,768)

Income (loss) before income tax provision	(3,251)	(1,983)	(26,459)	861
Income tax provision	—	—	—	—

Net income (loss)	$(3,251)	$(1,983)	$(26,459)	$861

Weighted average common shares:
Basic	34,590	24,507	34,473	23,370

Diluted	34,590	24,507	34,473	26,162

Earnings (loss) per share:
Basic	$(0.09)	$(0.08)	$(0.77)	$0.04

Diluted	$(0.09)	$(0.08)	$(0.77)	$0.03

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,742	$14,081
Accounts receivable, net	17,388	12,919
Current portion of contract sales receivable, net	7,955	15,670
Inventories, net	10,692	10,534
Prepaid expenses	4,315	3,582

Total current assets	47,092	56,786
Contract sales and notes receivable, net	1,338	2,089
Property and equipment, net	5,674	4,417
Intangible assets, net	63,070	61,951
Goodwill	60,022	57,173
Other assets	11,644	3,430

Total assets	$188,840	$185,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$8,887	$7,681
Customer deposits	2,064	1,224
Current portion of long-term debt and notes payable	270	287
Accrued liabilities	8,404	5,552
Deferred revenues and license fees	4,333	7,620

Total current liabilities	23,958	22,364
Long-term debt and notes payable, net of unamortized discount of $677 and $954	59,468	44,071
Other long-term liabilities	739	—
Deferred tax liability	15,151	14,856

Total liabilities	99,316	81,291

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,660,919 and 34,355,943 issued and outstanding	3,466	3,436
Additional paid-in capital	226,243	217,075
Other comprehensive loss	1,815	(744)
Accumulated deficit	(140,345)	(113,886)

Subtotal	91,179	105,881
Less treasury stock, 289,579 and 254,174 shares, at cost	(1,655)	(1,326)

Total stockholders' equity	89,524	104,555

Total liabilities and stockholders’ equity	$188,840	$185,846

Progressive Gaming International Corporation

Installed Base Summary

	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Table Management	2,530	1,989	1,954	1,980	1,890	1,720	1,600	1,100
Table Link(A)	1,891	1,891	1,954	1,980	1,890	1,720	1,600	1,100
Table Management(B)	639	98	—	—	—	—	—	—
Slot Management	54,300	54,100	53,700	49,700	48,500	47,900	45,200	42,000
Server-Based Wagering
Sports (Rapid Bet Live)	12	—	—	—	—	—	—	—
Slot Games
Total Installed Base	3,113	3,145	3,150	3,132	3,571	3,820	4,148	4,462
Total Installations in Process	55	224	191	191	212	248	228	259
Table Games
Total Installed Base	1,050	1,000	955	906	828	863	864	932
Total Installations in Process	33	16	262	37	25	38	29	23

(A)	TableLink installed base is available to be converted to Table iD

(B)	Includes Table Id, RFID Fraud Detection and Int'l Table Management

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(amounts in thousands except per share amounts)	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Revenues:
Slot and table games	$6,954	$3,827	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758
Interior signage	—	—	—	—	—	736	4,516	4,530
Systems	13,636	11,427	13,535	10,797	9,648	10,440	8,414	10,990

Total revenues	20,590	15,254	16,927	19,185	16,837	19,291	22,908	26,278

Cost of revenues:
Slot and table games	3,394	3,592	3,169	3,099	3,563	2,575	3,440	3,434
Interior signage	—	—	—	—	—	1,013	2,819	3,149
Systems	4,156	6,171	4,194	6,174	5,212	4,129	4,082	4,931

Total cost of revenues	7,550	9,763	7,363	9,273	8,775	7,717	10,341	11,514

Gross profit	13,040	5,491	9,564	9,912	8,062	11,574	12,567	14,764
Gross margin - %	63.3%	36.0%	56.5%	51.7%	47.9%	60.0%	54.9%	56.2%
Selling, general and administrative expense	8,526	12,381	11,474	8,098	7,497	7,066	5,991	7,218
Slot rent expense	—	—	—	—	—	—	—	55
Research and development	3,293	3,246	3,203	2,322	2,003	1,968	1,767	1,582
Depreciation & amortization	2,362	2,252	2,203	1,576	865	905	1,548	1,748
Net gain on disposition of non-core assets	—	—	—	—	—	(2,536)	—	—
Gain on sale of core intellectual property	—	—	—	—	(2,500)	—	—	—

	14,181	17,879	16,880	11,996	7,865	7,403	9,306	10,603

Operating income	(1,141)	(12,388)	(7,316)	(2,084)	197	4,171	3,261	4,161
Interest expense	(2,110)	(1,971)	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,364)
Loss on early retirement of debt	—	—	—	(2,993)	—	—	—	—
Other income	—	—	—	218	76	37	29	99

Income (loss) before income tax provision	(3,251)	(14,359)	(8,849)	(6,844)	(1,983)	1,887	957	1,896
Income tax provision	—	—	—	—	—	—	—	74

Net income (loss)	$(3,251)	$(14,359)	$(8,849)	$(6,844)	$(1,983)	$1,887	$957	$1,970

Weighted average common shares:
Basic	34,590	34,439	34,387	30,662	24,507	23,287	22,567	21,878

Diluted	34,590	34,439	34,387	30,662	24,507	25,988	25,491	23,601

Earnings (loss) per share:
Basic	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.08	$0.04	$0.09

Diluted	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.07	$0.04	$0.09

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

PRO FORMA

EXCLUDING INTERIOR SIGN DIVISION

	Three months ended
(amounts in thousands except per share amounts)	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Revenues:
Slot and table games	$6,954	$3,827	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758
Systems	13,636	11,427	13,535	10,797	9,648	10,440	8,414	10,990

Total revenues	20,590	15,254	16,927	19,185	16,837	18,555	18,392	21,748

Cost of revenues:
Slot and table games	3,394	3,592	3,169	3,099	3,563	2,575	3,440	3,434
Systems	4,156	6,171	4,194	6,174	5,212	4,129	4,082	4,931

Total cost of revenues	7,550	9,763	7,363	9,273	8,775	6,704	7,522	8,365

Gross profit	13,040	5,491	9,564	9,912	8,062	11,851	10,870	13,383
Gross margin - %	63.3%	36.0%	56.5%	51.7%	47.9%	63.9%	59.1%	61.5%
Selling, general and administrative expense	8,526	12,381	11,474	8,098	7,497	6,863	4,915	6,144
Slot rent expense	—	—	—	—	—	—	—	55
Research and development	3,293	3,246	3,203	2,322	2,003	1,968	1,767	1,582
Depreciation & amortization	2,362	2,252	2,203	1,576	865	874	1,464	1,621
Net gain on disposition of non-core assets	—	—	—	—	—	(2,536)	—	—
Gain on sale of core intellectual property	—	—	—	—	(2,500)	—	—	—

	14,181	17,879	16,880	11,996	7,865	7,169	8,146	9,402

Operating income	(1,141)	(12,388)	(7,316)	(2,084)	197	4,682	2,724	3,981
Interest expense	(2,110)	(1,971)	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,366)
Loss on early retirement of debt	—	—	—	(2,993)	—	—	—	—
Other income	—	—	—	218	76	37	29	99

Income (loss) before income tax provision	(3,251)	(14,359)	(8,849)	(6,844)	(1,983)	2,398	420	1,714
Income tax provision	—	—	—	—	—	—	—	74

Net income (loss)	$(3,251)	$(14,359)	$(8,849)	$(6,844)	$(1,983)	$2,398	$420	$1,788

Weighted average common shares:
Basic	34,590	34,439	34,387	30,662	24,507	23,287	22,567	21,878

Diluted	34,590	34,439	34,387	30,662	24,507	25,988	25,491	23,601

Earnings (loss) per share:
Basic	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.10	$0.02	$0.08

Diluted	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.09	$0.02	$0.08

Note: The above amounts reflect the historical operating results of the Company, excluding the historical operating results of the interior sign division (which do not include allocations of certain operating expenses and interest expense for services provided to the interior sign division by the Company.)